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                                                                     EXHIBIT 8.1


                     [LETTERHEAD OF VINSON & ELKINS L.L.P.]


                                September 8, 1999




American General Corporation
2929 Allen Parkway
Houston, Texas  77019-2155

Ladies and Gentlemen:

         We have acted as counsel to American General Corporation, a Texas corporation ("American General"), and American General Capital I, a Delaware statutory business trust (the "Trust") in connection with the registration statement under the Securities Act of 1933, as amended, of American General and the Trust (and other trusts) on Form S-3 (Registration Nos. 333-40583, et. seq.) filed with the Securities and Exchange Commission (the "Commission") and declared effective by the Commission on February 10, 1998 (as amended, the "Registration Statement"). In that connection, reference is made to a prospectus dated February 10, 1998 (the "Prospectus") constituting a part of the Registration Statement relating to, among other things, junior subordinated debentures of American General and a prospectus supplement to the Prospectus dated September 2, 1999 (the "Prospectus Supplement") describing the 7 7/8% Trust Originated Preferred Securities of the Trust (the "Preferred Securities") and the 7 7/8% Junior Subordinated Debentures due 2048 of American General (the "Junior Subordinated Debentures"). Capitalized terms not otherwise defined herein have the meaning specified in the Prospectus and the Prospectus Supplement.

         We have examined the Prospectus, the Prospectus Supplement, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion, and we have assumed that the Junior Subordinated Debentures and the Preferred Securities will be issued in full compliance with the operative documents described in the Prospectus and the Prospectus Supplement.

         Based on the facts and assumptions contained in the Prospectus Supplement, in our opinion (i) the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation, (ii) the Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of American General, and (iii) the statements of legal conclusion set forth under the heading "Certain United States Federal Income Tax Consequences" in the Prospectus Supplement reflect our opinions

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American General Corporation
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September 8, 1999

with respect to the material United States federal income tax consequences of the ownership and disposition of the Preferred Securities.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this Firm in the section captioned "Certain United States Federal Income Tax Consequences" in the Prospectus Supplement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.


                                             Very truly yours,




                                             VINSON & ELKINS L.L.P.